UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

GRIT BXNG AT HOME, INC.

(Exact name of issuer as specified in its charter)

Delaware	85-2913334
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 East 16th Street, New York, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

212-727-2077
(Phone)

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

i

In this Annual Report, the term “Grit Bxng,” “we,” “us,” “our,” or “the Company” refers to Grit Bxng at Home, Inc. a Delaware corporation.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING, WITHOUT LIMITATION, THE RISKS OUTLINED UNDER “RISK FACTORS” INCLUDED IN OUR OFFERING STATEMENT ON FORM 1-A (FILE NO. 024-11392) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 2021, AND QUALIFIED BY THE COMMISSION ON MARCH 3, 2021, AS AMENDED AND SUPPLEMENTED BY POST-QUALIFICATION AMENDMENTS TO DATE, AND MATTERS DESCRIBED IN THIS ANNUAL REPORT GENERALLY. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THERE CAN BE NO ASSURANCE THAT THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS ANNUAL REPORT WILL IN FACT OCCUR. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Important factors related to forward-looking statements may include, among others, assumptions regarding:

●	our limited operating history;

●	our auditor’s issuance of a going concern;

●	we have limited financial information publicly available and the financial information we do have shows a history of losses.

●	we may have to incur indebtedness or issue new equity securities and, if we are not able to obtain additional capital, our ability to operate or expand our business may be impaired;

●	our lack of capital and need for additional financing to accomplish our business and strategic plans;

●	our material dependence on our Chief Executive Officer and senior management team;

●	our ability to attract and retain customers;

●	intense competition in the home-fitness industry could negatively impact our revenue growth and profitability;

●	the ability to retain the value of our brands;

●	severe weather conditions, outbreaks of pandemic or contagious diseases, threats of terrorist attacks or other conditions that cause disruptions in our supply and delivery chains;

ii

●	dependence on a limited number of third-party suppliers for equipment and certain products and services;

●	the ability to properly protect our intellectual property, or infringing on the intellectual property of others;

●	the use of social media may adversely impact our reputation or subject us to fines or other penalties;

●	negative publicity about our celebrity investors or spokespersons could negatively affect our business;

●	the failure to comply with applicable privacy, security and data laws, regulations and standards;

●	security and privacy breaches may expose us to liability and cause us to lose customers;

●	claims related to health or safety risks of our products;

●	changes in legislation or requirements related to electronic fund transfer, or our failure to comply with existing or future regulations;

●	risks related to ACH, credit card and debit card payments we accept;

●	regulatory changes in the terms of credit and debit card usage, including any existing or future regulatory requirements;

●	outsourcing certain aspects of our business could result in disruption and increased costs;

●	disruptions and failures involving our information systems could cause customer dissatisfaction;

●	our growth or changes in the industry could place strains on our management, employees, information systems and internal controls;

●	investment in our securities is speculative and there can be no assurance of any return on any such investment;

●	there is no guarantee we will raise any funds at all which would impair our ability to implement our business strategy in full;

●	our management has broad discretion to determine how to use the proceeds received from our Regulation A Offering, and may use them in ways that may not enhance our operating results or the price of our shares;

●	investors will experience the immediate and substantial dilution in the book value of their investments;

●	future sales of our securities will dilute the ownership interest of current shareholders;

●	our executive officers, directors and their affiliates may exert control over us and may exercise influence over matters that are not subject to approval by our shareholders;

●	our failure to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us or our business could be harmed;

●	we do not anticipate declaring any cash dividends in respect of our shares of common stock in the foreseeable future, capital appreciation, if any, will be your sole source of potential gain.

iii

Item 1. Business

Overview

GRIT BXNG At Home LLC (“we,” “us,” “our,” “our company” or “GRIT”) is focused on entering into the interactive fitness platform and products market. Our parent company, Work Hard Play Hard Train Hard, Inc. (“Work Hard”) operates a boxing fitness studio called GRIT BXNG. Differentiated by its fun social atmosphere, efficient and motivating workouts and original unique trainers and classes, Work Hard created a community of various fitness levels and skills in New York City that extended beyond its fitness classes. As the COVID-19 pandemic hit the U.S in March 2020, Work Hard felt compelled to stay connected with its customer base by bringing the GRIT BXNG experience that we developed at our physical location to the homes of our community members and beyond. Our goals are to (i) provide a unique technology-enabled fitness experience that inspires our members to stay physically fit, (ii) build a connected community of trainers and members that together reinforce the idea of community and mutual support through physical activity, and (iii) to change people’s relationship with exercise by creating a technology-enabled fitness product that doesn’t feel like work, is physically efficient and challenging, spiritually uplifting and above all else, fun.

Our goal is to design a GRIT BXNG At Home product (the “Product”) which will offer a full body workout of various lengths and levels of difficulty with the aim of building strength and confidence. Our GRIT classes, instruction, and platform, utilize high intensity interval training with a state of the art sound system, video screen, sensors, software and a line of inspirational trainers to tie it all together so our customers can get a full-body workout on their own time and in the comfort of their own home. We believe that music, our technology enabled product together with our platform, trainers and original videos, are the differentiating factors that allow for the creation of a vibrant social community.

With our at-home fitness product, we intend to combine an exhilarating health and fitness program with portals for diet and body, sleep and recovery, meditation, mental health, and lifelong learning to bring holistic wellness to consumers’ homes in a sleek, fun and social way.

When we started conceiving our Product, COVID-19 was rapidly spreading around the world. People were not going out much, especially to health clubs or gyms. We believed GRIT at HOME would be a solution to this problem. Building the prototype took time, and in the meantime COVID-19 largely passed. As a result, the Market appetite dropped for at home products. Peloton, the leader and public company in the at home fitness market, went from a stock price of $150 dollars in Sept. 2020 to $9 dollars in April 2023.

Management Team

Our management team has a combined 70 years of experience in entrepreneurship, and direct marketing. Below is a description of our management team’s experience and how we intend to utilize that experience to manufacture, promote and grow our products and user base.

Our Revenue Model

The Product has not yet been fully developed and therefore our sales margin, product cost, including labor, costs for raw materials, shipping and marketing costs is not determinable at this time. To date, we do not have any Product orders. Our current plans are to mass produce the Product in large quantities in order to take advantage of quantity discounts.

Product Development Agreement

On November 3, 2020, we entered into the Product Development Agreement with Industrial Design pursuant to which, in exchange for Industrial Design designing a high-tech full body workout device or devices for our Product, we have agreed to the following compensation arrangement:

●	The payment of $75,000 cash upon execution of the Product Development Agreement, all of which has been paid;

●	The Issuance of an option to purchase $50,000 worth of shares of Work Hard’s common stock upon execution of the Product Development Agreement at its latest funding valuation, with an expiration that is five years from the grant date and an exercise price to be determined by the Board on the grant date;

●	The issuance of an option to purchase the Company’s common stock upon delivery and acceptance by us of a manufacturable design with an expiration that is five years from the grant date and at an exercise price to be determined by the Board on the grant date

●	Aggregate additional cash fees of up to $110,000 upon the achievement of the following milestones; and

o	Delivery and acceptance by us of a manufacturable design

o	Upon the Initial Closing of our Regulation A Offering

●	A royalty fee on all net sales of the Product in the low single digits.

●	Options to purchase shares of our common stock at an exercise price to be determined on the grant date by our Board and an expiration date that is five years from the grant date, with such options to be issued after the second anniversary of the introduction of the Product, upon the achievement of the sale of 10,000 Products;

Upon any breach of the Product Development Agreement, Industrial Design will not be entitled to retain any of the payments, options or equity in Work Hard or GRIT BXNG. We have also agreed to pay Industrial Design for any additional services, such as software development.

Software Development Agreement

In June 2021, the Company entered into a Software & Digital Engagement Statement of Work (“SOW”) with SweatWorks LLC, a digital development agency for the fitness industry, to provide hardware and software development services for our EPIQ Product. Pursuant to this SOW we have paid SweatWorks $388,750 to date. In October 2021, we amended the SOW to include additional supplemental services from Sweatworks in consideration of the issuance of 250,000 shares of our common stock, of which 62,500 shares vested upon execution of the amendment and the balance of shares vests quarterly in 62,500 increments in Q1, Q2 and Q3 of 2022.

Trademarks

Our parent company, Work Hard, has developed, and we utilize, registered trademarks in our business, particularly relating to our corporate and product names. Work Hard owns the trademarks “GRITBOXING” and “GRITBXNG” that are registered with the U.S. Patent and Trademark Office. In April 2021, the Company filed with the United States Trademark Office to trademark “EPIQ” (No. 90639389) and “GRIT EPIQ” (No. 90639371) for at-home fitness. In December 2021, the USPTO Examiner provided preliminary approval for publication for opposition of both marks. In February 2022, both marks cleared the standard opposition period following publication. The Company expects its applications to be allowed on an “Intent to Use” basis in due course.

Registration of a trademark enables the registered owner of the mark to bar the unauthorized use of the registered trademark in connection with a similar product in the same channels of trade by any third-party in the respective country of registration, regardless of whether the registered owner has ever used the trademark in the area where the unauthorized use occurs.

We also claim ownership and protection of certain product names, unregistered trademarks, and service marks under common law. Common law trademark rights do not provide the same level of protection that is afforded by the registration of a trademark. In addition, common law trademark rights are limited to the geographic area in which the trademark is used. We believe these trademarks, whether registered or claimed under common law, constitute valuable assets, adding to recognition of our brands and the effective marketing of our products. We intend to maintain and keep current all our trademark registrations and to pay all applicable renewal fees as they become due. The right of a trademark owner to use its trademarks, however, is based on a number of factors, including their first use in commerce, and trademark owners can lose trademark rights despite trademark registration and payment of renewal fees. We therefore believe that these proprietary rights have been and will continue to be important in enabling us to compete.

We intend to protect our legal rights concerning intellectual property by all appropriate legal action. Consequently, we may become involved from time to time in litigation to determine the enforceability, scope, and validity of any of the foregoing proprietary rights.

Competition

The market for connected and technology-enabled fitness products has become highly competitive in recent years and continues to become more competitive. There are generally two types of at-home fitness services, the streaming service and the at-home connected service. Streaming services allow subscribers to stream original content workouts via the internet for a monthly fee. At-home connected fitness products provide an actual product. While there is a plethora of streaming services in the at-home fitness industry, the connected, technology enabled product market is still developing. Peloton Interactive, Inc. (“Peloton”) is currently the leader in this space, which combines their products with the ability to stream original content, such as spin and running classes.. Considering we are at an early stage in our development, we do not yet compete with Peloton~~’~~s products or services but do intend to provide a similar service with our Product. Other competitors in the connected and technology-enabled fitness products include MIRROR Interactive Home Gym, FightCamp, Tonal, Tempo, Echelon, Hydrow, NordicTrack, and Liteboxer. Each of these companies have already developed products with which we intend to compete with.

We believe that we will successfully compete on the basis of our differentiated fitness experience and our premium brand. Additionally, we believe that our culture of service and our focus on community differentiates us from our competitors and will allow us to strengthen customer loyalty. Not only will we compete for customers, but we will also compete for trainers. These competitive conditions may limit our ability to develop original content, attract new customers and attract and retain qualified personnel, among others.

The number of competitor products continue to grow. These products may attract customers away from the Product and services.

Human Capital

As of April 26, 2023, our only employees are our founders, Bill Zanker and Ediva Zanker, each of which are full-time employees.

Legal Proceedings

Arbitration

The Company signed a Master Supply Agreement and a Master Services agreement on February 26, 2021 with SweatWorks LLC. In the agreements a statement of work regarding digital product design and development services for the Company’s bench console is outlined. The Company has been notified of a breach as a result of non-payment and has not remedied the breach. As of April 17, 2023 the arbitration has not been completed and the amounts owed to SweatWorks are still in dispute. The Company believes it has numerous defenses to SweatWorks claim for payment and intends to vigorously defend against the claim. The Company also is contemplating filing a counterclaim against SweatWorks to seek damages from them.

Our Corporate History

GRIT BXNG At Home LLC was formed in August 2020 as a limited liability company in Delaware. On December 3, 2020 we filed a certificate of conversion with the Secretary of State of the State of Delaware converting our Company into a corporation and changed our name to GRIT BXNG AT HOME, INC. Our parent company is Work Hard Play Hard Train Hard, Inc.

Our Corporate Information

Our principal executive offices are located at 9 East 16th Street, New York, NY 10003, and our telephone number is (212) 727-2077. Our website address is www.gritbxng.com. Information contained in our website does not form part of this Form 1-K Report and is intended for informational purposes only.

Description of Property

We do not own or lease any real property. We currently share an office with Work Hard, our parent company, without cost. We anticipate that the space is adequate for our current purposes.

Litigation

The Company has no litigation pending and the management team is not aware of any pending or threatened legal action relating to the Company business, intellectual property, conduct or other business issues.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed elsewhere in this Annual Report.

Overview

We are focused on entering into the interactive fitness platform and products market. Our parent company, Work Hard Play Hard Train Hard, Inc. (“Work Hard”) operates a boxing fitness studio called GRIT BXNG. Differentiated by its fun social atmosphere, efficient and motivating workouts and original unique trainers and classes, Work Hard created a community of various fitness levels and skills in New York City that extended beyond its fitness classes. As the COVID-19 pandemic hit the U.S in March 2020, Work Hard felt compelled to stay connected with its customer base by bringing the GRIT BXNG experience that we developed at our physical location to the homes of our community members and beyond. Our goals are to (i) provide a unique technology-enabled fitness experience that inspires our members to stay physically fit, (ii) build a connected community of trainers and members that together reinforce the idea of community and mutual support through physical activity, and (iii) to change people~~’~~s relationship with exercise by creating a technology-enabled fitness product that doesn~~’~~t feel like work, is physically efficient and challenging, spiritually uplifting and above all else, fun.

Since the end of the COVD-19 epidemic we have not been able to raise any capital from investors.

Results of Operations

Year ended December 31, 2022 compared to the year ended December 31, 2021

To date we have not derived any revenue from operations as we have not yet developed the Product. Our revenues are expected to be primarily derived from the sales of the Product, our subscription service and sale of accessories to the Product.

Operating Expenses

Our Total Operating Expenses decreased 48% from $1,466,185 for the year ended December 31, 2021 to $757,066 for the year ended December 31, 2022. The total expenses for the year ended December 31, 2022 were primarily attributable to expenses for product design ($637,760) and to lesser extent advertising and marketing expenses ($4,700), expenses for professional services ($28,846) and general and administrative expenses ($85,760). The total expenses for the year ended December 31, 2021, were primarily attributable to expenses for product design ($1,111,167) and to lesser extent expenses for professional services ($104,478) and general and administrative expenses ($32,327).

Net Income (Loss)

For the year ended December 31, 2022 we had a net loss of ($757,066) as compared to a net loss of ($1,466,185) for the year ended December 31, 2021.

Liquidity and Capital Resources

As of December 31, 2022, we had $2,035 cash and a working capital deficit of ($896,472). Since our inception, we have had cash flows from operations of $0. We have funded our operations from loans from our parent company and its subsidiary, Change Your Life LLC and common stock issuances. We used $634,040 of cash in our operating activities for the year ended December 31, 2022. Since inception we have used $0 in investing activities. Until we build and sell the Product we do not expect to generate cash from operations. Even if we generate revenue, we will likely experience losses and will likely need to raise additional funds in the future to meet our working capital requirements and pursue our business strategy. Our auditors have indicated that our ability to continue as a going concern is in doubt due to the likelihood that we will incur substantial losses prior to generating any revenue and that we will need to raise additional funds in order to continue operations. Since the end of the COVD-19 epidemic we have not been able to raise any capital from investors.

As of December 31, 2022, we had $153,734 in outstanding loans from Work Hard, our parent company, and Change Your Life, LLC, a wholly owned subsidiary of Work Hard, respectively. The loans do not have a designated maturity date or interest rate. We expect to continue borrowing from Work Hard or Change Your Life LLC to cover any further expenses until we have raised a sufficient amount of funds to cover such expenses.

Shares

In 2020, we issued 6 million shares of our common stock to Work Hard, our parent company and 666,667 shares of common stock to William Zanker, our founder who is also the founder of Work Hard, upon our conversion, for nominal proceeds. In 2021, we issued 387,589 shares to investors in our Regulation A offering. The Company issued 230,766 Common Stock shares and raised $372,711 as of December 31, 2022.

Contractual obligations and commitments

Work Hard, our parent company, and Change Your Life LLC, a wholly owned subsidiary of Work Hard, have provided intercompany loans to us of $373,700 and $16,034, respectively, for expenses. The loans do not have a designated maturity date or interest rate. We expect to continue borrowing from Work Hard or Change Your Life LLC to cover any further expenses until we have raised a sufficient amount of funds to cover such expenses.

We have entered into a product design agreement with Industrial Design LLC where consideration includes, but is not limited to, a royalty on future net sales and considerable direct stock and stock options.

Off-balance sheet arrangements

We did not have during the period presented, and we do not currently have, any off-balance sheet arrangements as defined under SEC rules.

Item 3. Directors and Executive Officers

Directors, Executive Officers and Significant Employees

The table below sets certain information concerning our Directors and other senior executive officers of the Company, including their names, ages and positions with us.

Executive Officers and Directors	Position(s) Held	Age	Term of Office
William (Bill) Zanker	Chairman of the Board of Directors, Chief Executive Officer and President	68	(1)
Stephen Seligman	Director	69	(1)
Ediva Zanker	Director	30	(1)

(1)	Each director shall hold his or her office until the next annual meeting of stockholders and until their successor is duly elected or appointed by the Board. Each executive officer shall hold their position at the discretion of the Board, or the earlier of the death or resignation of such executive officer.

William (Bill) Zanker, Chairman, Chief Executive Officer and President

Mr. Zanker has been our Chairman, Chief Executive Officer and President since our conversion and has been the Chairman, Chief Executive Officer and President of Work Hard since its formation in July 2018. He was previously President of the Real Estate Wealth Expo from July 2015 until July 2019. Mr. Zanker is a serial entrepreneur. He grew one of his companies, The Learning Annex, from $5 million to over $100 million in 3 years. He has been a workout enthusiast all his life, but he never found a workout that seemed to inspire him or those around him, so he decided to build his own. Mr. Zanker has founded several consumer brands such as The Learning Annex,. Brainfuel and Great American Backrub. He promoted Magic Johnson, Suze Orman, Tony Robbins, Pitbull & many other celebrities in the motivation space at arena shows. A recipient of the PBS award for Excellence in Education, Learning Annex has been in the Inc. 500 list of fastest growing companies in 2006 and 2007. In 2006, Learning Annex No. 379. In 2007, the Company was No. 346 with a reported three year growth of 794.1%, revenue of $102 million and 114 employees. We believe Mr. Zanker’s expertise in entrepreneurship, growing a business and ability to motivate makes him a valuable asset to the Company.

Ediva Zanker, Director

Ms. Zanker has been a director of the Company since our conversion. As a trailblazing female competitor on the Syracuse University boxing team from January 2012 to May 2015, Ediva Zanker is a proclaimed “queen of gyms” throughout the United States. Upon graduating from the Syracuse University Newhouse School of Communications in May 2015, Ms. Zanker began scouting locations for Change Your Life LLC (d/b/a GRIT BXNG) in 2017. Following the initial location scouting, Ms. Zanker then spent the next year helping to oversee the buildout of the GRIT BXNG studio, culminating in the opening of our first studio in August 2019. From February 2018 to present, Ms. Zanker worked for Work Hard where she developed the fitness curriculum for the GRIT studio, managed fitness trainer acquisition, and lead the fitness experience. Ms. Zanker also helps manage new business partnerships through event nights and paid sponsorships at the GRIT BXNG NYC studio. We believe Ms. Zanker’s experience at Work Hard and development and knowledge of the GRIT workout program and development will be a valuable asset to the Company.

Stephen Seligman, Director

Mr. Seligman has been a director of the Company since September 15, 2021. As From 2010 to 2020, Stephen Seligman served as the Chief Executive Officer of Generocity Partners, Inc., a for-profit social venture company. The companies in the Generocity platform included: Mayacamas Ranch -- a 350 acre, 65 bed, retreat center located in Calistoga, CA; MediaOne Video Production Studios---a Bay Area premier media production and broadcast company; and Cascade Settlement Services---a class-action finance business with an investment fund of over $150,000,000 in assets. Generocity provides a host of services and campaigns to educate, aggregate, and inspire philanthropy.

Prior to that, for 15 years, Mr. Seligman was the CEO and co-owner of The Learning Annex---America’s largest private alternative adult education company. Mr. Seligman was also the co-founder and co-owner of Hema Systems Limited, the nation’s first FDA approved private biotech company that stores a patient’s own blood prior to surgery in case a transfusion is necessary, which company was sold to The New York Blood Center in 1990. He served as the Administrative Director of the Ambulatory Care Department (160 outpatient clinics) and Emergency Room for The Mount Sinai Medical Center in NYC from 1981 to 1986.

Mr. Seligman has served on a number of non-profit Boards of Directors including The Hoffman Institute and The Greenwood School, a Waldorf-inspired education platform, both based in northern California.

Family Relationships

Mr. William Zanker, our Chairman, President and Chief Executive Officer is the father of Ediva Zanker, one of our directors.

Compensation of Directors and Executive Officers

Since our inception to date, we have not paid or issued securities to any of our officers or directors as compensation for their services but we have issued 666,667 shares of our common stock to William Zanker, our Chairman, Chief Executive Officer and President as founder’s shares.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth certain information, as of April 30, 2023, with respect to the beneficial ownership of our common stock, including:

●	each person who is known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.

The Company intends to adopt and have its stockholder approve an incentive stock option plan following the completion of its Regulation A Offering for up to 20% of the shares outstanding, in the aggregate, and expects to issue 240,000 options to William Zanker, our Chief Executive Officer, President and Chairman and 120,000 options to each of Steve Seligman, our Director, and Christopher Murray, our former Chief Operating Officer and Director.

Name and address of beneficial owner (1)	Title of Class	Amount and nature of beneficial ownership		Percent of class (2)
Named Executive Officers and Directors
William Zanker, Chairman of the Board of Directors, Chief Executive Officer and President	Common Stock	6,333,334	(3)	89.8
Ediva Zanker, Director	Common Stock	333,333	(3)	4.7

Stephen Seligman	Common Stock	---		0.0
All current executive officers and directors as a group (3 persons)	Common Stock	6,666,667	(3)	94.5
5% or greater shareholder
Work Hard Play Hard Train Hard, Inc.	Common Stock	6,000,000	(3)	85.0

(1)	Unless otherwise indicated, the address for each of the beneficial owners listed herein is C/O GRIT BXNG AT HOME, INC., 9 East 16th Street, New York, NY 10003.

(2)	Applicable percentages are based on 7,054,256 shares outstanding on April 30, 2023.

(3)	Upon our conversion to a corporation in December 2020, we issued 6 million shares of our common stock to our parent company, Work Hard, and 666,667 shares of our common stock to our founder, Chairman, CEO and President, William Zanker. Mr. Zanker is the controlling shareholder, Chief Executive Officer, Chairman and President of Work Hard, and may therefore be considered to have dispositive control over the shares owned by Work Hard.

Item 5. Interest of Management and Others in Certain Transactions

Relationship with the Parent Company

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party. Except as set forth below, we have not engaged in any related party transactions.

Work Hard, our parent company and Change Your Life LLC, a wholly owned subsidiary of Work Hard, respectively loaned us $373,700 and $16,034 for expenses, of which $236,000 has been paid to Industrial Design pursuant to the Development Agreement. The loans do not have a designated maturity date or interest rate. We expect to continue borrowing from Work Hard or Change Your Life LLC to cover any further expenses until we have raised a sufficient amount of funds to cover such expenses. Such loans bear no interest and are not expected to be repaid.

Work Hard currently owns 85% of our outstanding common stock and our founder William Zanker and his daughter, Ediva Zanker, own an additional 9.45%.

Item 6. Other Information

None.

Item 7. Financial Statements

GRIT BXNG At Home Inc.

(a Delaware Corporation)

Audited Financial Statements

Period of January 1, 2022

through December 31, 2022

Audited by:

TaxDrop LLC

A New Jersey CPA Company

Financial Statements

GRIT BXNG At Home Inc.

Independent Auditor’s Report

April 17, 2023

To:	Management of GRIT BXNG At Home Inc.
Attn:	William Zanker, President
Re:	2022 Financial Statement Audit – GRIT BXNG At Home Inc.

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of GRIT BXNG At Home Inc., which comprise the balance sheets as of December 31, 2022, and the related statements of income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of GRIT BXNG At Home Inc. as of December 31, 2022, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of GRIT BXNG At Home Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about GRIT BXNG At Home Inc.’s ability to continue as a going concern.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of GRIT BXNG At Home Inc.’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about GRIT BXNG At Home Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Sincerely,

/s/ TaxDrop LLC

TaxDrop LLC

Robbinsville, New Jersey

April 17, 2023

GRIT BXNG At Home Inc.

BALANCE SHEETS

As of December 31, 2022

(Audited)

2022
ASSETS
Current Assets
Cash and cash equivalents	$2,035
Total Current Assets	2,035
Total Assets	$2,035
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accrued Expenses	$744,773
Due to related parties	153,734
Total Current Liabilities	898,507
Total Liabilities	898,507
Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 2,500,000 shares authorized, no shares issued or outstanding as of December 31, 2022	-
Common stock, $0.001 par value; 20,000,000 shares authorized, 7,341,600 shares issued and outstanding as of December 31, 2022	7,342
Subscription Receivable	(6,667)
Additional paid-in capital	1,438,038
Accumulated Deficit	(2,335,184)
Total Stockholders’ Equity (Deficit)	(896,472)
Total Liabilities and Stockholders’ Equity (Deficit)	$2,035

The accompanying footnotes are an integral part of these financial statements.

GRIT BXNG At Home Inc.

INCOME STATEMENTS

For the Year Ended December 31, 2022

(Audited)

2022
Revenues	$-
Operating Expenses
General and administrative	85,760
Advertising and Marketing	4,700
Product Design	637,760
Professional Services	28,846
Total Operating Expenses	757,066
Net Income (Loss)	$(757,066)

The accompanying footnotes are an integral part of these financial statements.

GRIT BXNG At Home Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Year Ended December 31, 2022

(Audited)

	Common Stock		Additional		Retained Earnings/	Total Stockholders’
	Shares	Par Value ($0.001)	Paid In Capital	Subscription Receivable	(Accumulated Deficit)	Equity (Deficit)
Balance as of December 31, 2021	7,054,256	$7,054	$970,880	$(6,667)	$(1,578,119)	$(606,851)
Issuance of Common Stock	287,344	287	467,158	-	-	467,445
Net loss	-	-	-	-	(757,066)	(757,066)
Balance as of December 31, 2022	7,341,600	$7,342	$1,438,038	$(6,667)	$(2,335,184)	$(896,472)

The accompanying footnotes are an integral part of these financial statements

.

GRIT BXNG At Home Inc.

STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2022

(Audited)

2022
Cash Flows from Operating Activities
Net Income (Loss)	$(757,066)
Changes in operating assets and liabilities:
Increase (Decrease) in accrued expenses	359,026
Increase (Decrease) in due to related parties	(236,000)
Net cash provided by (used in) operating activities	(634,040)
Cash Flows from Investing Activities	-
Net cash used in investing activities	-
Cash Flows from Financing Activities
Common Stock Issuance	467,445
Increase (Decrease) in subscription receivables	-
Net cash provided by (used in) financing activities	467,445
Net change in cash and cash equivalents	(166,595)
Cash and cash equivalents at beginning of period	168,630
Cash and cash equivalents at end of period	$2,035

The accompanying footnotes are an integral part of these financial statements.

GRIT BXNG AT HOME, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2022

(AUDITED)

NOTE 1 – NATURE OF OPERATIONS

GRIT BXNG At Home Inc. (which may be referred to as the “Company”, “we,” “us,” or “our”) was registered in Delaware on August 21, 2020 The Company is developing at-home gym equipment for consumers with live- streamed classes available on subscription plans. The Company’s headquarters are in New York. The Company began operations in 2020.

Since inception, the Company has relied on the issuance of contributions from related parties and a regular crowdfund raise (Note 4). As of December 31, 2022, the Company had a loss from operations and will likely incur additional losses prior to generating and maintaining positive income from operations and retained earnings. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 2).

NOTE 2 – GOING CONCERN

The Company has accumulated a loss of approximately $2,335,184 from its operating years of 2020 through 2022 and continued to experience certain decreases in working capital. In addition, the Company feels the current market conditions are not favorable to raise additional capital needed and has put operations into maintenance mode as it pauses and dials down operating expenses in the meantime.

The Company’s uncertainty to raise funds necessary and meet current payment obligations in the ordinary course of business raise substantial doubt about the Company’s ability to continue as a going concern within one year after issuance date of the financial statements. The Company will continue to assess the potential to raise future capital for operations. There can be no assurance that the Company will be successful in achieving its objectives.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer preference. These adverse conditions could affect the Company’s financial condition and the results of its operations.

GRIT BXNG AT HOME, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2022

(AUDITED)

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account.

Accounts Receivable and Allowance for Doubtful Accounts

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 to 60 days from the invoice date. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoices. As of December 31, 2022 the allowance for doubtful accounts was $0.

Prepaid Expenses

The Company capitalizes payments for future goods or services to be expensed over the course of their usefulness. Such assets are expected to be recognized in the next twelve months and thus included in current assets on the balance sheets.

Fixed Assets

Property and equipment will be recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in the income statement.

Depreciation will be provided using the straight-line and double declining balance methods, based on useful lives of the assets between 3 and 5 years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for the years ended December 31, 2022.

Fair Value Measurements

US GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

GRIT BXNG AT HOME, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2022

(AUDITED)

There were no assets or liabilities requiring fair value measurement as of December 31, 2022.

Revenue Recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). The Company’s contracts consist of customer orders through its ecommerce platform. The Company’s contracts relate to the delivery of specifically identifiable products and have a single performance obligation. Revenues do not include sales or other taxes collected from customers. Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. Consideration received prior to the completion of the performance obligation is recorded as deferred revenue. Deferred revenues are expected to be recognized within the subsequent twelve months and thus are recorded as a current liability on the balance sheets.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Advertising

The Company expenses advertising costs as they are incurred.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

There is no income tax provision for the Company for the period from Inception through December 31, 2022 as the Company had no taxable income.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2022, the unrecognized tax benefits accrual was zero.

Recent Accounting Pronouncements Adopted in 2022

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which introduced a lessee model that requires the majority of leases to be recognized on the balance sheet. On January 1, 2022, the Company adopted the ASU using the modified retrospective transition approach and elected the transition option to recognize the adjustment in the period of adoption rather than in the earliest period presented. Adoption of the new guidance resulted no adjustments as the Company had no lease at the time.

As part of the adoption process the Company made the following elections:

●	The Company elected the hindsight practical expedient, for all leases.

●	The Company elected the package of practical expedients to not reassess prior conclusions related to contracts containing leases, lease classification and initial direct costs for all leases.

●	The Company elected to make the accounting policy election for short-term leases resulting in lease payments being recorded as an expense on a straight-line basis over the lease term.

GRIT BXNG AT HOME, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2022

(AUDITED)

ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company’s leases do not provide an implicit rate. The Company uses the risk-free rate of the lease term length at the commencement date in determining the present value of lease payments. Refer to Note 6 to our financial statements for further disclosures regarding the impact of adopting this standard.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 4 – INCOME TAX PROVISION

The Company has filed its income tax return for the period ended December 31, 2022, which will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed.

The Company has a net operating loss carry-forward of approximately $2,282,706, of which a 100% allowance is placed against until the Company generates positive income.

NOTE 5 – STOCKHOLDERS’S EQUITY

Common Stock

In 2021, the Company issued 312,500 shares of Common Stock to its software development partner for services performed equal to $750,000. Also in the agreement, the Company agreed to issue additional Common Stock compensation quarterly.

In 2022 the Company completed its Reg A crowdfunding round. The Company issued 230,766 Common Stock shares and raised $372,711 as of December 31, 2022. The Company also issued 56,578 shares to SweatWorks LLC in exchange for its design services, the value of which has been recorded as additional paid in capital.

Stock Grants

In 2021, the Company allocated 2,000,000 in stock options, and assigned 836,668 options. Grant of options is intended solely for distribution toward future contractor and employee payments. Of the assigned options, 736,668 was granted on March 12, 2021 and 100,000 on June 14, 2021. Each option has the exercise price of $3.00 per share and will expire 10 years from the grant date. The options will be vested over a 3 year period, with vesting commencing one year after the grant date and thereafter on a quarterly basis

Warrants

In 2021, the Company issued a warrant agreement dated March 9, 2021. The March 9, 2021 warrant is for 300,000 shares of Common Stock at an exercise price of $1.00 per share and expires March 8, 2024.

NOTE 6 – RELATED PARTY

Since inception the Company has relied on loans from its majority shareholder Work Hard Play Hard Train Hard Inc. These loans are non-interest-bearing notes with the principal sum due on demand.

The Company also has relied on loans from its sister entity Change Your Life. Like the loans from Work Hard Play Hard Train Hard, Inc., these loans are none-interest-bearing notes with the principal sum due on demand.

As of December 31, 2022 the balance due to related parties is $153,734.

GRIT BXNG AT HOME, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2022

(AUDITED)

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company may be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

COVID-19

In January 2020, the World Health Organization has declared the outbreak of a novel coronavirus (COVID-19) as a “Public Health Emergency of International Concern,” which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the Company, its performance, and its financial results.

NOTE 8 – SUBSEQUENT EVENTS

Arbitration

The Company signed a Master Supply Agreement and a Master Services agreement on February 26, 2021 with SweatWorks LLC. In the agreements a statement of work regarding digital product design and development services for the Company’s bench console is outlined. Due to failing to pay multiple invoices, the Company has been notified of such breach and has failed to remedy the breach. As of April 17, 2023, the arbitration has not been completed and the amounts owed to SweatWorks are still in dispute.

Management’s Evaluation

Management has evaluated subsequent events through April 17, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

Item 8.

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

EXHIBITS

Exhibit No.	Description
3.1	Certificate of Formation filed with the Delaware Secretary of State on August 21, 2020*
3.2	Certificate of Conversion filed December 3, 2020 with the Delaware Secretary of State on December 3, 2020*
3.3	Certificate of Incorporation filed with the Delaware of Secretary of State on December 3, 2020*
3.4	Certificate of Amendment to the Certificate of Incorporation, filed with the Delaware Secretary of State on December 17, 2020*
3.5	Bylaws, dated December 3, 2020, of GRIT BXNG AT Home, Inc.*
3.6	Certificate of Amendment to the Certificate of Incorporation, filed with the Delaware Secretary of State on February 9, 2021***
3.7	Certificate of Amendment to the Certificate of Incorporation, filed with the Delaware Secretary of State on February 19, 2021****
4.2	Intercompany Notes**
10.1	Product Development Agreement between GRIT BXNG At Home, Inc. and Industrial Design, LLC dated November 3, 2020 **#
11.1	Consent of Tax Drop LLC*****
15.1	Code of Business Conduct and Ethics*

*	Filed as an exhibit to the GRIT BXNG at Home, Inc. Regulation A Offering Circular on Form 1-A filed with the SEC (Commission File No. 024-10810) on December 23, 2020, as amended, and incorporated herein by reference.

**	Filed as an exhibit to the GRIT BXNG at Home, Inc. Regulation A Offering Circular Amendment on Form 1-A/A filed with the SEC (Commission File No. 024-10810) on January 26, 2021 and incorporated herein by reference.

***	Filed as an exhibit to the GRIT BXNG at Home, Inc. Regulation A Offering Circular Amendment on Form 1-A/A filed with the SEC (Commission File No. 024-10810) on February 9, 2021 and incorporated herein by reference.

****	Filed as an exhibit to the GRIT BXNG at Home, Inc. Regulation A Offering Circular Amendment on Form 1-A/A filed with the SEC (Commission File No. 024-10810) on February 19, 2021 and incorporated herein by reference.

#	Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to confidential treatment.

*****	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the New York, New York on May 2, 2023.

(Exact name of issuer as specified in its charter)	GRIT BXNG AT HOME, INC.

By (Signature and Title)	/s/ WILLIAM ZANKER, CEO, President and Chairman

Date	MAY 2, 2023

Pursuant to the requirements of Regulation A, this report has been signed below by the following per- sons on behalf of the issuer and in the capacities and on the dates indicated.

By (Signature and Title)	/s/ WILLIAM ZANKER
CEO, President and Chairman (principal executive officer/principal accounting and financial officer)

Date	MAY 2, 2023

By (Signature and Title)	/s/ STEPHEN SELIGMAN, Director

Date	MAY 2, 2023

By (Signature and Title)	/s/ EDIVA ZANKER, Director

Date	MAY 2, 2023

Signature Page to Form 1- K Year End 2022